EMPLOYMENT AGREEMENT

          Employment Agreement made as of April 9, 1998, by and between 24/7 Media, Inc., a Delaware corporation, with its principal place of business at 1290 Avenue of the Americas, New York, New York 10104 (the "Company"), and Yale
R. Brown ("Executive").

                              W I T N E S S E T H :

          WHEREAS, the Company desires to employ Executive as its Executive Vice President - Technology and Operations, and President of the Company's subsidiary, Intelligent Interactions, Inc., and Executive is willing to serve in such capacities; and

          WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

          1. EMPLOYMENT.

          (a) The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, on the terms and conditions herein contained as its Executive Vice President - Technology and Operations and as President of Intelligent Interactions, Inc., or in such other executive managerial position or positions with the Company or its subsidiaries or affiliates as shall hereafter be designated by the Board of Directors of the Company. Executive shall report to the Chief Executive Officer of the Company (the "CEO") and shall have such duties, authority and responsibilities commensurate with Executive's position for similarly sized companies in the industry.

          (b) Executive shall devote all of his business time, energy, skill and efforts to the performance of his duties hereunder and shall faithfully and diligently serve the Company. The foregoing shall not prevent Executive from participating in not-for-profit activities or from managing his passive personal investments or from providing incidental assistance to family members on matters of family business or from serving as principal of Intelligent Management Service Corporation, provided that these activities do not materially interfere with Executive's obligations hereunder;

          (c) Upon the request of the Board, Executive shall also serve as a director or officer of subsidiaries in positions commensurate with his position with the Company without additional compensation. If any compensation is paid Executive by such subsidiaries, they shall be a credit against amounts due hereunder.


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          2. TERM OF EMPLOYMENT.

          (a) Except for earlier termination as provided in Section 7 hereof or as extended in this Section 2, Executive's employment under this Agreement (the "Employment Term") shall commence on the date hereof (the "Commencement Date") and continue through December 31, 1999. The Employment Term shall be automatically renewed for successive one-year terms unless either party gives written notice to the other at least six months prior to the expiration of the then Employment Term, of such party's intention to terminate Executive's employment hereunder at the end of the then current Employment Term.

          (b) Notwithstanding anything else herein, the provisions of Sections 8 and 9 hereof shall survive and remain in effect notwithstanding the termination of the Employment Term or a breach by the Company or Executive of this Agreement or any of its terms.

          3. COMPENSATION.

          (a) As compensation for his services under this Agreement, the Company shall pay Executive a base salary (the "Base Salary") as set forth on Exhibit A hereto. Payment of the Base Salary shall be made in equal installments twice a month.

          (b) In addition to the Base Salary, the Company shall pay Executive a bonus in accordance with the schedule set forth on Exhibit A hereto. Such schedule may be revised from year to year by agreement of the parties hereto.

          4. BENEFITS AND FRINGES.

          (a) During the Employment Term, Executive shall be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its executive officers, including pension, retirement, savings, welfare (including life and health insurance) and other employee benefit plans and arrangements.

          (b) Except as otherwise specifically provided herein, the Executive shall be responsible for the tax consequences of all benefits and fringes.

          5. EXPENSES. The Company shall reimburse Executive in accordance with its expense reimbursement policy as in effect from time to time for all reasonable expenses incurred by Executive in connection with the performance of his duties under this Agreement upon the presentation by Executive of an itemized account of such expenses and appropriate receipts and otherwise in compliance with such rules relating thereto as the Company may, from time to time, adopt.

          6. VACATION. During the Employment Term, Executive shall be entitled to vacation in accordance with the Company's practices.


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     7. TERMINATION.

          (a) Executive's employment under this Agreement and the Employment Term shall terminate upon any of the following events:

               (i) Automatically on the date of Executive's death;

               (ii) Upon written notice given by the Company to Executive if Executive is unable to substantially perform his material duties hereunder for one hundred eighty (180) continuous days during any period of three hundred sixty (360) consecutive days by reason of physical or mental incapacity;

               (iii) Upon written notice by the Company to Executive for Cause. Cause shall mean (a) Executive being convicted of (or pleading nolo contendere to) a felony (other than a traffic violation) or a crime involving fraud, misappropriation, or embezzlement; (b) refusal of the Executive to attempt to properly perform his obligations under this Agreement, or follow any direction of the CEO consistent with this Agreement, which in either case is not remedied within ten (10) business days after receipt by Executive of written notice from the Company specifying the details thereof, provided the refusal to follow a direction shall not be Cause if Executive in good faith reasonably believes that such direction is not legal, ethical or moral and promptly notifies the CEO in writing of such belief; (c) Executive's gross negligence with regard to his duties or willful misconduct with regard to the business, assets or employees of the Company; or (d) any other breach by Executive of a material provision of this Agreement that remains uncured for twenty (20) business days after written notice thereof is given to Executive or such longer period as may reasonably be required to remedy the default, provided that the Executive endeavors in good faith to remedy the default;

          (iv) Upon written notice by the Company without Cause; or

          (v) Upon the effective date of Executive's written notice sent to the company stating Executive's determination made in good faith of his "Constructive Termination" by the Company. "Constructive Termination" shall mean a requirement that Executive relocate to an office that would increase Executive's one-way commute distance by more than twenty five (25) miles.

          (b) Upon termination of the Employment Term, Executive shall be promptly paid any unpaid salary and accrued vacation through his date of termination and reimbursement for any expenses incurred in connection with the official business of the Company prior to his date of termination which he would be otherwise entitled to reimbursement for in accordance with the Company's policies on the reimbursement of business expenses and any benefits or amounts under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to such termination. In addition, he shall be paid any declared, but unpaid, bonus.

          (c) If Executive's termination is pursuant to subsection (a)(i) above, Executive's Beneficiary (as defined in the next sentence) shall continue to receive payments of Executive's Base Salary, at the same time such amounts would have been paid if Executive was still an employee of the Company for a period of six (6) months following Executive's death. For purposes of this


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provision, Executive's Beneficiary shall be Executive's spouse; if Executive is not married on his date of death, Executive's children, per stirpes; and otherwise, Executive's estate.

          (d) If Executive's termination is pursuant to subsection (a)(ii) above, Executive shall be entitled to receive for six (6) months following the termination of Executive's employment, at the same time as it would have been paid if he was an employee of the Company, his Base Salary less any amounts actually received by him pursuant to long term disability coverage, if any, provided for by the Company for the matching pay period. After such six (6) months, Executive shall only be entitled to any amounts due him under the long term disability coverage, if any.

          (e) If Executive's termination is pursuant to subsection (a)(iv) or
(a)(v) above, or if Executive receives a notice of non-renewal from the Company pursuant to Section 2(a), Executive shall receive:

               (i) for six (6) months following the termination of Executive's employment, at the same time as it would have been paid if he were an employee of the Company, his Base Salary; and

               (ii) at the end of such six (6) month period, an amount equal to one-half (1/2) of the maximum Bonus for which Executive was eligible during the fiscal year of termination of Executive's employment, which amount shall be payable in a lump sum on the six month anniversary of such termination; and

               (iii) continued medical coverage for a period of six months following termination of Executive's employment.

          (f) All amounts payable pursuant to this Section 7 shall be subject to required withholding. The Company shall have no other obligations to Executive as a result of his termination.


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          8. CONFIDENTIAL INFORMATION AND NON-COMPETITION.

          Executive has entered into a Non-Competition and Non-Disclosure and Developments agreement of even date herewith, which agreement is attached hereto and made a part hereof as though fully set forth herein.

          9. INDEMNIFICATION. During the Employment Term and thereafter, the Company shall indemnify Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against Executive (other than a claim brought by the Company) as a result of Executive serving as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to, and not in lieu of, any other indemnification Executive shall be entitled to pursuant to the Company's Certificate of Incorporation or By-laws or otherwise. Following Executive's termination of employment, the Company shall continue to cover Executive under the Company's directors and officers insurance for the period during which Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company or in any capacity at the request of the Company, at the highest level then maintained for any then or former officer or director.

          10. EXECUTIVE REPRESENTATION. Executive represents and warrants that he is not limited under any contractual or other provision from entering into this Agreement and performing his obligations hereunder.

          11. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

          12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.


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          13. WAIVER OF BREACH. The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

          14. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by United States Postal Service express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to Executive, to his home address as listed in the Company's records; and if to the Company, at its office as set forth at the head of this Agreement. Either party may change the notice address by notice given as aforesaid.

          15. ASSIGNABILITY; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by Executive. This Agreement may not be assigned by the Company except in connection with a merger or a sale by the Company of all or substantially all of its assets, and then only provided that the assignee specifically assumes in writing all of the Company's obligations hereunder.

          16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 8 (provided that Executive may bring an arbitration to recover legal fees in connection with such injunctive activities under the last sentence of this
Section 16) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The decision of the arbitrator shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrator, except that the arbitrator shall direct the Company to reimburse Executive's portion of the cost on the same basis as set forth in the next sentence with regard to legal fees. Each party shall bear its own legal fees in any dispute except that, in the event the Executive prevails on any material issue, the arbitrator shall award the Executive his legal fees attributable to all matters other than frivolous positions taken by the Executive (as determined by the arbitrator).

          17. GOVERNING LAW. All issues pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof.

          18. HEADINGS. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

          19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand as of the date first set forth above.

                                      24/7 MEDIA, INC.



                                      By: /s/ David J. Moore
                                          -----------------------------------
                                              David J. Moore
                                              Chief Executive Officer



                                          /s/ Yale R. Brown
                                          -----------------------------------
                                              Yale R. Brown

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                                    EXHIBIT A

                                   Base Salary


The Company shall pay Executive a base salary at a rate of $140,000 per annum from the date hereof through December 31, 1999 (it being understood that Executive shall be paid solely by Intelligent Interactions Corporation through April 15, 1998). In the event that the Employment Agreement is renewed automatically pursuant to Section 2(a) and the parties do not mutually agree otherwise, the Base Salary shall be increased by 3% on January 1, 2000 and on the first date of each successive one-year term thereafter, if any.

                                    Incentive

In addition, for the remainder of the calendar year 1998, Executive shall be eligible to receive a target bonus of $45,000 (one-half of which shall be Revenue Incentive and one-half of which shall be Profit/Loss Incentive) in accordance with the 24/7 Media 1998 Senior Management Incentive Plan, a copy of which is attached hereto. For the calendar year 1999, Executive shall be eligible to receive a target bonus of $60,000 (one-half of which shall be Revenue Incentive and one-half of which shall be Profit/Loss Incentive) in accordance with an incentive plan to be agreed upon in good faith by the Board and Executive.